driven

CONSENT OF INDEPENDENT AUDITOR

VIA E-MAIL: teague@energyx.com

April 30, 2025

Mr. Teague Egan
Chief Executive Officer
Energy Exploration Technologies, Inc.
1654 Calle Tulipan, Ste 100
San Juan, PR 00927

Dear Mr. Egan:

We consent to the use in the Annual Report of Form 1-A, as it may be amended, of our Independent Auditor's Report dated March 30, 2025, relating to the consolidated balance sheets of **Energy Exploration Technologies Inc.** as of **December 31, 2024 and 2023**, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for years then ended, and the related notes to the consolidated financial statements.

Driven, PSC ("Driven") has not compiled, reviewed, or audited the interim financial information and does not express any opinion or any form of assurance with respect to the information included in the offering circular.

Jessica Chico, CPA
Principal
Assurance Department

PO BOX 363343
San Juan Puerto Rico
00936-3343
T: (+1) 787 725 1500
www.drivenadvisors.com